Exhibit 10.2

SECOND AMENDMENT TO

NON-COMPETITION, NON-SOLICITATION AND SEVERANCE BENEFIT

AGREEMENT

This Second Amendment (“Amendment”) is made as of June 3, 2016 by and between David White (“Employee”) and Choice Hotels International, Inc. (“Choice”), and amends that certain Non-Competition, Non-Solicitation and Severance Benefit Agreement dated August 1, 2011 between the parties, as amended on March 25, 2013 (“Agreement”).

NOW, THEREFORE, in consideration of the promises contained in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Definition of Severance Benefit Period. The definition of Severance Benefit Period in Section 1(l) is amended by replacing “seventy (70)” with “eighty (80)”.

2. Definition of Competing Business. The following is added to the end of the definition of Competing Business in Section 1(e):

For purposes of Section 5, Competing Business shall not include Wyndham Hotel Group, LLC, InterContinental Hotels Group, and Hilton Worldwide, Inc.

3. Additional Severance Benefits. The following provisions are added to the end of Section 6 of the Agreement:

(f) for a period of seven months from the Termination Date, Employee shall continue to participate in Choice’s Flexible Perquisite program at the same level that Employee was participating at the Termination Date. For 2017, the annual maximum amount shall be pro-rated (4/12).

(g) Choice will provide Employee long-term disability coverage during the Severance Benefit Period substantially equivalent to Employee’s coverage during employment.

(h) With respect to converted basic and option life insurance in place as of the Termination Date, Choice will pay Employee’s premiums during the Severance Benefit Period.

(i) Choice will continue to provide Employee with Supplemental Executive Life Insurance in place as of the Termination Date through the Severance Benefit Period.

(j) During the Severance Benefit Period, Choice shall reimburse Employee for monthly cell phone charges, up to $250 per month.

(k) During the Severance Benefit Period, Employee shall continue to participate in the Executive Stay At Choice program up to a total reimbursement of $5,000.

(l) During the Severance Benefit Period, Choice shall reimburse Employee for Long-Term Care Insurance premiums for the coverage in place as of the Termination Date.

4. Outplacement Services. Section 6(d) of the Agreement is amended by adding the following to the end thereof:

The outplacement services will be at the level Choice provides for its other NEO’s and will be with the firm of Challenger Gray & Christmas.

5. Offset. Section 7 of the Agreement is amended by adding the following to the end thereof:

Notwithstanding the foregoing, Employee shall be permitted to provide independent consulting services to third parties during the Severance Benefit Period without offset to the payments under Sections 6(a) and (b) so long as: (i) such services do not exceed $5,000 per month, and (ii) such services are not provided to a Competing Business.

6. Miscellaneous.

(a) All other provisions of the Agreement not modified by this Amendment remain in full force and effect.

(b) The Agreement and this Amendment contain the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. The Agreement may be changed only by an agreement in writing signed by both parties.

Choice Hotels International, Inc.		Employee:

By:	/s/ Simone Wu	/s/ David White
	Simone Wu	David White

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